QuickLinks -- Click here to rapidly navigate through this document

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 25, 2003

IMC GLOBAL INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware (State or other jurisdiction of incorporation)	1-9759 (Commission File Number)	36-3492467 (IRS Employer Identification No.)
100 South Saunders Road Suite 300 Lake Forest, Illinois 60045 (Address of Principal Executive Offices, including Zip Code)

(847) 739-1200
(Registrant's Telephone Number, Including Area Code)

Item 5. Other Events.

        On February 25, 2003—IMC Global Inc. announced the amendment of its 5-year, approximately $470 million bank credit facility of May 2001 that includes easement of certain financial covenants. Copies of the amendment and related documents are attached as Exhibits 4.1, 4.2 and 4.3.

Item 7. Exhibits.

Exhibit No.	Description
4.1	Amendment and Restatement Agreement dated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto.
4.2
Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto (to be attached as Exhibit A to the Amendment and Restatement Agreement).
4.3
Amended and Restated Security Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC Global Inc. and its subsidiaries listed on Schedule I thereto and JP Morgan Chase Bank, as collateral agent (to be attached as Exhibit B to the Amendment and Restatement Agreement).

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

IMC GLOBAL INC.
/s/ J. REID PORTER J. Reid Porter Executive Vice President and Chief Financial Officer
Date: February 27, 2003

Exhibit Index

Exhibit No.	Description	Incorporated Herein by Reference to	Filed with Electronic Submission
4.1	Amendment and Restatement Agreement dated as of February 21, 2003 by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto.		X
4.2
	Amended and Restated Credit Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC Global Inc., Phosphate Resource Partners Limited Partnership, IMC Phosphates Company, JP Morgan Chase Bank, as administrative agent, and the lenders party thereto (to be attached as Exhibit A to the Amendment and Restatement Agreement).		X
4.3
	Amended and Restated Security Agreement dated as of May 17, 2001, as amended and restated as of February 21, 2003, by and among IMC Global Inc. and its subsidiaries listed on Schedule I thereto and JP Morgan Chase Bank, as collateral agent (to be attached as Exhibit B to the Amendment and Restatement Agreement).		X

QuickLinks

SIGNATURES
Exhibit Index